Exhibit 99.1: Peoples Financial Corporation Press Release Dated February 22, 2021

FOR IMMEDIATE RELEASE

For more information, contact:

Chevis C. Swetman, President and CEO

228-435-8205

cswetman@thepeoples.com

PEOPLES FINANCIAL CORPORATION ANNOUNCES

RECOVERY OF $4,510,359 ON PREVIOUSLY CHARGED OFF LOAN

BILOXI, MS (February 22, 2021) ── Peoples Financial Corporation (OTCQX Best Market: PFBX), parent of The Peoples Bank, announced the recovery of $4,510,359 on February 22, 2021 with respect to previously charged off amounts of a troubled loan. This recovery was related to a non-accrual loan that was charged off on September 30, 2020 for $5,424,923 and was the primary reason for the Company’s net losses reported in the second and third quarters of 2020.

The bank had previously made provisions on this one commercial customer which was in bankruptcy as follows:

2nd Quarter 2020	$1,135,865
3rd Quarter 2020	$4,289,058
Charged off Loan 9/30/2020	$5,424,923
Loan Recovery 2/22/2021	$4,510,359
Net Loss on customer	$914,564

The following is the timeline associated with this commercial loan activity since non-accrual:

5/28/19 Loan placed on non-accrual

10/25/19 Commercial business files bankruptcy

6/30/20 $1,135,865 provision for loan loss reserve

9/4/20 Bankruptcy court approves final sale of assets free and clear of all liens, claims, interests and encumbrances by private sale for $5,130,000

9/30/20 $4,289,058 provision for loan loss reserve

9/30/20 $5,424,923 charged off loan on customer

11/18/2020 The closing for the sale was completed on 11/18/20, and the purchase money funds, less amounts stated pursuant to the sale order, were placed into an escrow account at Regions Bank

12/3/20 Motion to transfer funds filed by Peoples

1/28/21 Hearing set by court on Bank’s motion to disburse funds. Judge grants motion to transfer funds.

“This significant recovery is very welcomed,” said Chevis C. Swetman, Chairman and Chief Executive Officer of the holding company and the bank. He added, “Bank management has been focused on reducing all non-performing assets. The results of these efforts have been the decrease in non-accrual loans from $9,266,000 at December 31, 2019 to $3,027,000 at December 31, 2020 and the decrease in other real estate from $7,453,000 at December 31, 2019 to $3,475,000 at December 31, 2020. These efforts to improve the financial position of the bank will continue.”

The company’s capital maintains its position as one of the highest in the Southeast United States. The company’s primary capital ratio was 15.62% and 16.27% at December 31, 2020 and 2019, respectively. This recovery will have a direct positive effect on net income and thus the capital of the company.

Founded in 1896, with $668 million in assets as of December 31, 2020, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly owned subsidiary of Peoples Financial Corporation, listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

PEOPLES FINANCIAL CORPORATION
(Unaudited) (In thousands, except weighted average shares and per share figures)

EARNINGS SUMMARY	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net interest income	$4,519	$4,393	$17,727	$17,682
Provision for loan losses	54	(169)	6,002
Non-interest income	1,638	1,579	7,251	6,367
Non-interest expense	5,438	5,015	21,727	22,370
Net income (loss)	665	1,126	(2,751)	1,679
Earnings (loss) per share	.14	.23	(.56)	.34

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Allowance for loan losses, beginning of period	$4,401	$4,383	$4,207	$5,340
Recoveries	10	73	194	195
Charge-offs	(39)	(80)	(5,977)	(1,328)
Provision for loan losses	54	(169)	6,002
Allowance for loan losses, end of period	$4,426	$4,207	$4,426	$4,207

ASSET QUALITY	December 31,
	2020	2019
Allowance for loan losses as a
percentage of loans	1.59%	1.56%
Loans past due 90 days and
still accruing
Nonaccrual loans	3,027	9,266

PERFORMANCE RATIOS	December 31,
	2020	2019
Return on average assets	(0.43% )	0.28%
Return on average equity	(2.90% )	1.84%
Net interest margin	2.99%	3.23%
Efficiency ratio	114%	93%
Primary capital	15.62%	16.27%

BALANCE SHEET SUMMARY	December 31,
	2020	2019
Total assets	$668,026	$594,702
Loans	278,421	268,949
Securities	260,560	253,314
Other real estate (ORE)	3,475	7,453
Total deposits	550,498	476,143
Shareholders' equity	94,866	95,123
Book value per share	19.45	19.24
Weighted average shares	4,893,151	4,943,186